Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Lorrie Paul Crum
CH2M Corporate Communications
720 286 0255 — office
303 525 2916 — mobile
lorrie.crum@ch2m.com

CH2M refinances debt and increases borrowing capacity

DENVER: May 3, 2017 (PRNewswire) — CH2M today announced that it has completed the issuance of $200 million in aggregate principal amount of senior secured fixed-rate notes, the net proceeds of which will be used to pay down debt borrowed under its existing bank revolving credit agreement.  At closing, total debt outstanding remained approximately the same.

Factors in 2016 that negatively affected the company’s borrowing capacity included the charges the company incurred for increased estimates in costs to complete two design-build, fixed-priced contracts, share repurchases, and investments made by the company such as employee housing on Alaska’s North Slope, implementation of the organization realignment, and the redesign of the U.K. pension plan. The $200 million of additional financing when combined with related bank amendments to the revolving credit facility increase available borrowing capacity to over $300 million — more than adequate to meet the Company’s liquidity needs.

“We already are realizing benefits from steps taken last year to substantially improve overall profitability and cash flow, and are looking forward to a much stronger year in 2017,” said CH2M Chief Financial Officer Gary McArthur. “This new funding mechanism provides access to additional capital as a prudent safety net for our liquidity.”

McArthur added, “Although at a higher cost, the fixed-rate notes strengthen our financial foundation while the Company continues to improve its operating results and strategic position for a brighter future.”

For more details including terms of the agreement, please refer to today’s Form 8-K filed with the Securities and Exchange Commission.

About CH2M

CH2M leads the professional services industry delivering sustainable solutions benefiting societal, environmental and economic outcomes with the development of infrastructure and industry. In this way, CH2Mers make a positive difference providing consulting, design, engineering and management services for clients needing world-class solutions in environmental; industrial and advanced facilities; transportation; and water markets, from iconic infrastructure to global programs like the Olympic Games.

Ranked among the World’s Most Ethical Companies and top firms in environmental consulting and program management, CH2M in 2016 became the first professional services firm honored with the World Environment Center Gold Medal Award for efforts advancing sustainable development. Connect with CH2M at www.ch2m.com; LinkedIn; Twitter; and Facebook.

Forward-looking Statements

This release contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, related to our anticipated future operational and financial results. Although CH2M’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of economic, business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. With regards to funding arrangements, factors that could cause or contribute to such differences include, among others, risks involving our needs for additional capital to grow our business, our ability to maintain compliance with the covenants under such arrangements, our ability to maintain the liquidity necessary for our operations, and the overall economic and credit market conditions. We encourage you to consider the additional detailed Risk Factors discussing uncertainties that could cause actual operational and financial results to differ from those described in such forward-looking statements that are set forth in our Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission (SEC), available as described below.  We undertake no duty to update any forward-looking statements made herein.  All forward-looking statements speak only as of the date of this earning release.

This communication should be read in conjunction with all the other information included in our most current prospectus and European prospectus, which are filed with the SEC and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. All documents required to be filed with the SEC and other regulators are available via the investor relations website at ir.ch2m.com and on the SEC’s website at www.sec.gov.